MillerKnoll Appoints Former J. Jill CEO Claire Spofford to Board of Directors

ZEELAND, Mich., January 16, 2026 — MillerKnoll (NASDAQ: MLKN), a growth-oriented small-cap value company in the industrial and consumer sectors, today appointed Claire Spofford to its Board of Directors.

An accomplished retail executive with more than 30 years of experience driving growth across leading consumer brands, Spofford brings deep expertise in omnichannel strategy, brand development, and operational excellence. She most recently served as President and Chief Executive Officer of J. Jill, where she helped transform the business, strengthened margins and refreshed brand relevance, positioning the company for long-term growth. Previously, she served as President of Cornerstone Brands, a portfolio of home and lifestyle brands, where she successfully evolved the business into a digitally driven platform, supporting both e-commerce and physical retail. As President of Garnet Hill, Spofford revitalized the brand and evolved its digital presence, while preserving its premium positioning and loyal customer base.

“We are pleased to welcome Claire to the MillerKnoll Board of Directors,” said Andi Owen, Chief Executive Officer of MillerKnoll. “Claire brings a powerful combination of consumer insight, retail strategy, and governance experience that will enhance our board as we continue to grow our global collective of brands and drive long-term value creation.”

“I am honored to support MillerKnoll’s growth strategy by joining the Board of Directors,” said Spofford. “It is an exciting time for the company in both the consumer retail and workplace contract segments. I look forward to building upon the brand’s legacy of bringing together innovation and modern design.”

With the addition of Claire Spofford, MillerKnoll's Board of Directors has eleven directors, ten of whom are independent. Spofford’s appointment further strengthens the MillerKnoll Board as the company advances its next era of growth and innovation, elevates its portfolio of brands, and creates enduring value for customers and shareholders.

About MillerKnoll
MillerKnoll is a global collective of design brands built on the foundation of two icons of modernism: Herman Miller and Knoll. The portfolio also includes furniture and accessories for commercial and residential spaces from Colebrook Bosson Saunders, DatesWeiser, DWR (Design Within Reach), Edelman, Geiger, HAY, HOLLY HUNT, Knoll Textiles, Maharam, Muuto, NaughtOne, and Spinneybeck | FilzFelt. Guided by a shared purpose—design for the good of humankind—MillerKnoll generates insights, pioneers innovations, and champions ideas to better align spaces with how people live, work, and gather. In fiscal year 2025, the company generated net sales of $3.7 billion. For more information, visit millerknoll.com.

For further information: media_relations@millerknoll.com